Exhibit 99.1

TRANSACT TECHNOLOGIES REPORTS THIRD QUARTER 2010 RESULTS

HAMDEN, CT – November 8, 2010 – TransAct Technologies Incorporated (NASDAQ: TACT), a global leader in market-specific printers for transaction-based industries, today announced financial results for the three and nine months ended September 30, 2010.  Summary results for the periods are as follows:

	Three months ended Sept. 30,			Nine months ended Sept. 30,
(in $000s, except EPS)	2010	2009	% change	2010	2009	% change
Net Sales	$16,369	$17,982	(9.0%)	$47,020	$44,420	5.9%

Operating income	1,631	1,794	(9.1%)	4,411	3,015	46.3%
Net income	1,052	1,184	(11.1%)	2,826	1,954	44.6%
Diluted earnings per share	$0.11	$0.13	(15.4%)	$0.30	$0.21	42.9%

“Given a weak domestic casino market, we were pleased with our results, including another quarter of strong year-over-year gross margin improvement,” said Bart C. Shuldman, Chairman and Chief Executive Officer of TransAct Technologies.  “Our international casino and gaming and overall point-of-sale (“POS”) markets continue to be bright spots for us.  In addition, we continued to realize the benefits of our transition to manufacturing in China as well as a favorable sales mix, as we enjoyed a 320 basis point gross margin increase from the prior-year quarter.”

Mr. Shuldman continued, “For the third quarter of 2010, our overall casino and gaming sales were up 7% from the prior-year quarter – driven by double-digit growth in our international market, which more than offset the significant weakness in the domestic market.  Overall banking and POS sales declined 13% on a year-over-year basis, as we experienced lower sales in our project-oriented banking market due to a large order to a customer in the third quarter of 2009 that did not repeat in this year’s quarter.  However, we experienced solid revenue growth of 97% in the POS portion of the banking and POS market as McDonald’s continued its POS system upgrade program and beverage initiative.  Lottery sales, which can vary significantly from quarter to quarter, decreased by 30% due to fewer orders from our lottery customer in the third quarter of 2010 compared to the third quarter of 2009.  TransAct Services Group revenue fell by 3% compared to the third quarter of 2009, primarily due to a significant stocking order received from a large consumables customer in the prior year’s quarter that did not repeat to the same extent in the third quarter of 2010.  Finally, our balance sheet remains very solid, with $9.6 million in cash and no debt outstanding as of September 30, 2010.”

Third Quarter 2010 Results

Revenue for the third quarter of 2010 was $16.4 million, a decrease of 9% compared to $18.0 million in the prior-year period.  Gross margin for the third quarter of 2010 was 33.9%, compared to 30.7% in the prior-year quarter as the Company experienced the full benefits of its completed shift of a substantial portion of its production to its lower-cost manufacturer in China, as well as a more favorable sales mix.  Operating expenses were $3.9 million, an increase of $0.2 million from the prior-year period. This increase was driven largely by higher selling and marketing expenses due largely to increased travel expense during the quarter.  In addition, both engineering and product development as well as general and administrative expenses rose primarily due to increased employee compensation-related expenses and higher state and local tax expense.  The Company recorded net income in the third quarter of 2010 of approximately $1.1 million, or $0.11 per diluted share, compared to net income of approximately $1.2 million, or $0.13 per diluted share, in the prior-year period.

Commenting on the financial results, Steven A. DeMartino, President and Chief Financial Officer of TransAct Technologies said, “We were pleased with our quarterly financial results especially given the continued decline in the domestic casino market.  Although we believe we continued to gain market share, we just could not overcome an estimated 20% year-over-year decline in the number of new and replacement slot machines shipped in the third quarter of 2010.   Even on lower sales, we did see another 320 basis point year-over-year improvement in our gross margin and increased our cash position by $1 million from the second quarter of 2010.  In addition, our balance sheet remains strong, and we continue to pay close attention to our inventory position so that we have the flexibility necessary to respond quickly to the needs of our customers.”

Nine Month 2010 Results

Revenue for the nine months ended September 30, 2010 was $47.0 million, an increase of 6% compared to $44.4 million in the prior-year period.  Gross margin for the nine months ended September 30, 2010 was 35.9%, an increase of approximately 320 basis points from 32.7% in the prior-year period.  Operating expenses were $12.5 million, an increase of $1.0 million from the prior-year period driven primarily by increased selling and marketing expenses, primarily from higher sales commissions and travel expenses resulting from higher sales volume.  In addition, both engineering and product development as well as general and administrative expenses rose largely due to increased employee compensation-related expenses.  The Company recorded net income of approximately $2.8 million, or $0.30 per diluted share, for the nine months ended September 30, 2010, compared to net income of approximately $2.0 million, or $0.21 per diluted share, for the prior-year period.

2010 Outlook

Looking at the full year 2010, TransAct continues to expect the second half of 2010 to have both revenue and gross margin improvement compared to the second half of 2009.  The company expects its earnings per share for the second half of 2010 to be the same or better than the first half of 2010.

Liquidity and Capital Resources

As of September 30, 2010, TransAct had approximately $9.6 million in cash and cash equivalents, and no debt obligations outstanding under its $20 million revolving credit facility.  During the third quarter of 2010, the Company repurchased 22,000 shares for approximately $0.2 million (average price of $7.95 per share) under its stock repurchase program.  TransAct’s $10 million repurchase program allows the Company to repurchase up to $9.8 million in additional shares through May 2013.

Investor Conference Call / Webcast Details

TransAct will review detailed third quarter 2010 results during a conference call today at 5:00 PM EST. The conference call-in number is 888-539-3679.  A replay of the call will be available from 8:00 PM EST on Monday, November 8 through midnight EST on Monday, November 15 by telephone at 877-870-5176; passcode 9879424.  Investors can also access the conference call via a live webcast on the Company's Web site at http://www.transact-tech.com.  A replay of the call will be archived on that Web site for one week.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated (NASDAQ: TACT) is a leader in developing and manufacturing market-specific printers for transaction-based industries. These industries include casino, gaming, lottery, banking, kiosk and point-of-sale.  Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced.  TransAct printers are designed from the ground up based on market specific requirements and are sold under the Ithaca® and Epic product brands.  TransAct distributes its printers through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over two million printers installed around the world.  TransAct is committed to world-class printer service, spare parts and accessories required by a growing worldwide installed base of printers.  Beyond printers, TransAct is a leader in providing printing supplies to the full transaction printer market.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumables items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming and government markets.  Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the on-line demand for these products.  TransAct is headquartered in Hamden, CT.  For more information on TransAct, visit http://www.transact-tech.com or call 203.859.6800.

Forward-Looking Statements:

Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; dependence on a sole source contract manufacturer for the assembly of a large portion of the Company’s products in China; dependence on ability to obtain competitive pricing and other terms from our contract manufacturer and other suppliers;  the ability to protect intellectual property; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with the development, maintenance and marketing of the Company’s software products; and risks associated with potential future acquisitions. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Contact:

TransAct Technologies Incorporated
Steven DeMartino, President and Chief Financial Officer
203-859-6810

ICR Inc.
William Schmitt
203-682-8200

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 30,		September 30,
	2010	2009	2010	2009
Net sales	$16,369	$17,982	$47,020	$44,420
Cost of sales	10,812	12,457	30,119	29,913
Gross profit	5,557	5,525	16,901	14,507

Operating expenses:
Engineering, design and product development	717	683	2,261	2,043
Selling and marketing	1,540	1,434	4,741	4,287
General and administrative	1,669	1,614	5,488	5,162
	3,926	3,731	12,490	11,492
Operating income	1,631	1,794	4,411	3,015

Other income (expense):
Interest, net	(21)	(15)	(13)	(48)
Other, net	(14)	2	(6)	(28)
	(35)	(13)	(19)	(76)

Income before income taxes	1,596	1,781	4,392	2,939
Income taxes	544	597	1,566	985
Net income	$1,052	$1,184	$2,826	$1,954

Net income per common share:
Basic	$0.11	$0.13	$0.30	$0.21
Diluted	$0.11	$0.13	$0.30	$0.21

Shares used in per share calculation:
Basic	9,401	9,294	9,382	9,279
Diluted	9,595	9,418	9,576	9,326

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Banking and point-of-sale	$5,046	$5,822	$11,363	$13,780
Casino and gaming	5,048	4,726	18,308	13,042
Lottery	2,318	3,335	6,424	6,401
TransAct Services Group	3,957	4,099	10,925	11,197
Total net sales	$16,369	$17,982	$47,020	$44,420

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	September 30,	December 31,
(In thousands)	2010	2009
Assets:
Current assets:
Cash and cash equivalents	$9,589	$10,017
Receivables, net	10,709	8,996
Inventories	10,937	5,952
Refundable income taxes	-	270
Deferred tax assets	1,546	2,240
Other current assets	514	521
Total current assets	33,295	27,996

Fixed assets, net	4,340	4,551
Goodwill, net	1,469	1,469
Deferred tax assets	731	669
Intangibles and other assets, net	136	214
	6,676	6,903
Total assets	$39,971	$34,899

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$6,163	$5,052
Accrued liabilities	2,682	1,890
Deferred revenue	507	580
Total current liabilities	9,352	7,522

Deferred revenue, net of current portion	320	501
Deferred rent	399	385
Other liabilities	92	137
	811	1,023
Total liabilities	10,163	8,545

Shareholders’ equity:
Common stock	105	105
Additional paid-in capital	22,624	21,820
Retained earnings	15,859	13,033
Accumulated other comprehensive loss, net of tax	(65)	(66)
Treasury stock, at cost	(8,715)	(8,538)
Total shareholders’ equity	29,808	26,354
Total liabilities and shareholders’ equity	$39,971	$34,899